DAVENPORT & COMPANY LLC
CODE OF ETHICS

I.	Standards of Conduct

A.	General Principles

This Code of Ethics (the "Code") establishes standards of business conduct for all officers, directors, and employees (“Employees”) of Davenport & Company LLC (“Davenport”). The Code is based on the principle that Davenport and its Employees have a duty to place the interests of Davenport’s clients above their own. This Code is also intended to reflect fiduciary principles that govern the conduct of Davenport and its’ Employees in those situations where Davenport or its Employees act as an investment advisor as defined under the Advisers Act in providing investment advice to clients ("Advisory Clients"). Employees are expected to maintain the highest standards of ethics and conduct in all of their business relationships. When possible, Davenport and its Employees avoid material conflicts of interest that could shed doubt on whether a client’s interest was placed ahead of Davenport and/or Davenport Employees. To the extent a material conflict of interest cannot be reasonably avoided, it is transparently disclosed to Davenport’s clients, and Davenport mitigates the conflict with appropriate supervisory policies and procedures.

B.	Compliance with Laws, Rules and Regulations

Davenport expects its Employees to comply with all laws, rules and regulations applicable to Davenport’s operations and business. Employees should seek guidance from the Compliance Department whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. Davenport holds periodic educational meetings to promote awareness and compliance with applicable laws, rules and regulations.

II.	Applicability of Code

All Employees of Davenport are subject to this Code.

For purposes of this Code, “Covered Person” shall mean any Employee of Davenport who, in connection with his or her regular functions or duties, makes or participates in decisions regarding the purchase or sale of securities by Davenport Asset Management (“DAM”), including those individuals who obtain information concerning recommendations made, or investment opportunities discussed by DAM portfolio managers, prior to the complete execution, dissemination or withdrawal of such recommendations or investment opportunities.

III.	Protection of Material Nonpublic Information

Davenport shall limit access to material non-public information to only those Employees on a must know basis. Material nonpublic information includes, but is not limited to, information about pending securities recommendations and client securities holdings and transactions. Employees shall exercise care in maintaining the confidentiality of any non-public information with respect to our clients and shall not misuse such information for personal gain. Confidential documents shall be kept in secure locations and care should be used in copying confidential information. The obligation to preserve confidentiality of this information continues after association with Davenport ends.

IV.	Conflicts of Interest

Employees must avoid conflicts of interest in their personal and business activities, in any number of circumstances, including through outside employment or business activities and personal transactions, finances or relationships. Remember that the appearance of a conflict of interest may be just as damaging to Davenport’s reputation as an actual conflict of interest.

Employees should act in Davenport’s legitimate interests to the best of their abilities as agents of the firm and for the legitimate interests of Davenport’s clients, and not in their own interest. A “conflict of interest” may occur when personal interest interferes, or appears to interfere, in any way with the interests of Davenport or its clients. Employees must seek advice of management and compliance when any actual, potential, or perceived conflicts arise. Employees must not advance their personal interests at the expense or to the detriment of Davenport or its clients.

In addition, Employees may not compete with Davenport or use their position, Davenport’s property, or proprietary information for personal gain.

V.	Restrictions on Activities

A.	Blackout Periods

1.	No Covered Person shall purchase or sell, directly or indirectly, for any account in which they have a direct or indirect beneficial ownership interest (as defined in Attachment A to this Code), hereafter referred to as a (“personal account”), any security on a day during which DAM has a pending buy or sell order in that same security until that order has been executed or withdrawn. Such securities will be placed on a “restricted list,” until the DAM orders have been executed or withdrawn.

2.	No Covered Person shall purchase or sell, directly or indirectly, for any non-DAM client account any security on a day during which DAM has a pending buy or sell order in that same security until the DAM order has been executed or withdrawn.

3.	No Covered Person shall purchase or sell, directly or indirectly, for any personal account, any security under significant consideration by the portfolio managers for purchase or sale in a DAM portfolio. Compliance will maintain a “watch list” of such securities under significant consideration, but where an investment decision has not yet been made.

4.	No Employee shall purchase or sell, directly or indirectly, for any personal account, any security until all of the transactions contemplated by that Employee in that security for their investment advisory accounts have been completed.

If an Employee purchases or sells a security for a personal account and, up to two (2) calendar days later, the Employee purchases or sells the same security for an investment advisory account, the Director of Compliance, or designee, will review the Employee’s personal and client transactions to determine whether the Employee met his or her fiduciary obligation to place the client’s interest before his or her own interests. Consideration will be given to the execution price obtained for the client in determining whether the Employee met his or her fiduciary duty to place the client’s interest first.

5.	Notwithstanding the restriction set forth in paragraph A.4. of Section IV, Employees may aggregate (bunch) orders for their personal accounts with discretionary client orders in accordance with Davenport’s bunched trading policies and procedures, so long as each participating account receives the average price paid for the block of securities on a given day.

Note: A purchase or sale includes the purchase or sale of an option to purchase or sell a security.

B.	Initial Public Offerings

No Employee shall acquire any beneficial ownership in any securities in an initial public offering for his or her personal account without the prior written approval from the Director of Compliance, or his or her designee. The Employee shall provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of Davenport).

C.	Private Placements

No Employee shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement without the prior written approval of the Director of Compliance, or his or her designee. The Employee shall provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee's activities on behalf of Davenport).

D.	Service as a Director

No Employee shall serve on the board of directors of any publicly traded company without prior authorization by the Director of Compliance, or his or her designee. Approval may be granted based upon a determination that such board service would not be inconsistent with the interests of Davenport or its clients.

VI.	Compliance Procedures

A.	Personal Securities Reporting

1.	Initial Holdings Reports

Employees are required to report their personal securities holdings upon commencement of employment, or within 10 days of being designated as subject to this Code, and annually thereafter. Holdings reports must be current as of a date not more than 45 days prior to the individual becoming subject to this Code (initial report), or the date the report is submitted (annual report).

Employees may satisfy this requirement by supplying Davenport’s Compliance Department with a list of account numbers for all Davenport brokerage accounts in which the Employee has a beneficial ownership interest, and by ensuring that, for any outside account in which the Employee maintains beneficial ownership of securities, Davenport’s Compliance Department has been provided with an account statement from the outside financial institution that is current as of a date not more than 45 days prior to the report being submitted.

2.	Annual Holdings Report and Certification of Compliance

Each Employee is required to certify annually that he or she has read and understands this Code and recognizes that he or she is subject to this Code. Further, each Employee is required to certify annually that he or she has disclosed or reported all personal securities transactions and holdings required to be disclosed or reported pursuant to the requirements of the Code.

B.	Records of Securities Transactions & Holdings

Each Employee of Davenport shall periodically review their Davenport brokerage accounts in which they have a beneficial ownership interest to ensure that they are properly identified as such.

Each Employee of Davenport shall direct any financial institution other than Davenport to supply to the Compliance Department, on a timely basis, duplicate copies of all confirmations of personal securities transactions and periodic statements for all securities accounts.

C.	Written Acknowledgment

Each Employee of Davenport shall be provided a copy of this Code and any amendments to this Code. Each such person shall provide a written acknowledgment of their receipt of the Code and any amendments.

D.	Director of Compliance

“Director of Compliance” means the Investment Advisory – Chief Compliance Officer or, in his/her absence, an alternative Director of Compliance, or their respective successors in such positions.

VII.	Reporting Violations

Employees should report actual or suspected violations of laws, rules, or regulations of this Code to the Director of Compliance. If an individual does not believe it appropriate or is not comfortable approaching the Director of Compliance, then the individual may contact any member of Davenport’s Management or Board of Directors about their concerns. If the individual's concerns require confidentiality, this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. Davenport will not permit retaliation of any kind against good faith reports of violations of this Code or reports of other illegal or unethical conduct.

VIII.	Sanctions

Upon discovering that an Employee has not complied with the requirements of this Code, the Director of Compliance shall report the violation to the Code of Ethics Review Committee of Davenport for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, a monetary fine, or suspension or termination of the Employee’s relationship with Davenport.

IX.	Further Information

If any person has questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Director of Compliance, or his or her designee.

X.	Records

This Code, any written reports or acknowledgments required hereunder, lists of all persons subject to this Code, and any records of violations of the Code, shall be preserved with Davenport’s records for the period required by the federal securities laws.

Dated: July 31, 2023
DAVENPORT & COMPANY LLC

Attachment A

The term "beneficial ownership" as used in the attached Code of Ethics (the "Code") is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Rule"), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that an Employee has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

The term "pecuniary interest" in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an "indirect pecuniary interest" within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term "immediate family" including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person, or entity performing a similar function; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in securities held by certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security" being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity portfolio.